EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of Repro Med Systems, Inc. of our report dated March 5, 2019 relating to the financial statements of Repro Med Systems, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ McGrail Merkel Quinn & Associates, P.C.

Scranton, Pennsylvania

March 5, 2019